UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
October 21, 2008
Date of Report (Date of earliest event reported)
Yahoo! Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28018 (Commission File Number)	77-0398689 (IRS Employer Identification No.)
701 First Ave.
Sunnyvale, California 94089
(Address of principal executive offices, including zip code)
(408) 349-3300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note:
This Form 8-K/A amends the Form 8-K filed by Yahoo! Inc. (the “Company”) on October 21, 2008 (the “Original 8-K”), disclosing that it had commenced certain cost reduction initiatives. This 8-K/A is being filed to amend the Original 8-K to update the disclosures made therein.

Item 2.05	Costs Associated with Exit or Disposal Activities
On October 21, 2008, Yahoo! Inc. (the “Company”) filed a Form 8-K (the “Original 8-K”) to report that it had commenced certain cost reduction initiatives, including a reduction in its global workforce. At the time of filing the Original 8-K, the Company reported that it was unable at that time to estimate the total amount of cash and other charges, including non-cash impairment charges, if any, it would incur in connection with such actions. Item 2.05 of the Original 8-K is now being amended to report the amount of such charges. The Company determined it will not incur any material impairment charges in connection with the cost reduction initiatives.
In the fourth quarter of 2008, in connection with the cost reduction initiatives, the Company incurred total severance, facility and other restructuring costs of $108 million, offset by $18 million in stock-based compensation expense reversals related to the reductions in the Company’s global workforce, resulting in a net restructuring charge of $90 million.
During the fourth quarter of 2008, the Company began providing notices to employees whose employment would be terminated in connection with the global workforce reduction. The Company incurred pre-tax charges of $80 million for employee severance pay expenses and related cash expenditures in connection with the global workforce reduction offset by the $18 million stock-based compensation expense reversal.
The Company also began to consolidate and exit selected facilities beginning in the fourth quarter of 2008 and expects to continue this process through the end of 2009. The Company recorded charges of $24 million in the fourth quarter of 2008 for exited facilities of which $16 million related to noncancelable lease costs and $8 million related to the write-off of tenant improvements, furniture and fixtures. Noncancelable lease costs were determined based on the present value of remaining lease payments reduced by estimated sublease income.
In addition, during the fourth quarter of 2008, the Company incurred $3 million in professional services relating to the cost reduction initiatives and $1 million in contract termination costs.
In addition to the charges described above, the Company expects to incur charges in 2009 of between $35 and $45 million for noncancelable lease costs, relocation costs and the write-off of tenant improvements, furniture and fixed assets as the Company continues to exit facilities identified as part of the 2008 cost reduction initiatives. The Company also expects to incur additional charges in 2009 of between $5 and $10 million related to workforce reductions initiated in 2008, which are dependent on local employment laws and the timing of communications with employees.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.
	By:	/s/ Blake Jorgensen
Blake Jorgensen
Date: January 27, 2009		Chief Financial Officer (Principal Financial Officer)